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January 5, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read Item 4 of Bio-Plexus' Form 8-K dated January 5, 1998 and are in agreement with the statements contained in the first, second and third paragraphs therein.

Yours very truly,


J. Timothy Reilly

Price Waterhouse LLP